NEWS RELEASE

For information contact:
Kevin B. Habicht
Chief Financial Officer
(407) 265-7348

For Immediate Release
July 28, 2004

SECOND QUARTER OPERATING RESULTS ANNOUNCED BY
COMMERCIAL NET LEASE REALTY, INC.

Orlando, Florida, July 28, 2004 — Commercial Net Lease Realty, Inc. (NYSE:NNN), an equity real estate investment trust, reported funds from operations (“FFO”) for the second quarter ended June 30, 2004 were $14,809,000 or 29 cents per share compared to $14,491,000 or 36 cents per share for the same period last year. Excluding the $3,200,000 charge in connection with the management transition costs, FFO per share for the second quarter ended June 30, 2004 would have been 35 cents per share. For the six months ended June 30, 2004, FFO was $33,203,000 or 65 cents per share compared to $26,315,000 or 65 cents for the same period last year.

Net earnings available to common shareholders for the quarter ended June 30, 2004 was $11,314,000 or 22 cents per share compared to $11,342,000 or 28 cents per share for the same period last year. Revenues for the second quarter increased to $33,260,000 compared to $24,438,000 for last year’s second quarter. Net earnings available to common shareholders for the six months ended June 30, 2004 was $26,161,000 or 51 cents per share from $20,495,000 or 50 cents per share for the same period last year. Revenues for the six months increased to $63,769,000 compared to $47,006,000 for the same period last year.

During the second quarter of 2004, the Company and its affiliated subsidiaries invested $56,519,000 in additional properties and construction in progress. The Company also announced that it disposed of 11 properties during the second quarter of 2004 generating net proceeds of $15,976,000 resulting in a net gain of $2,203,000 for financial reporting purposes.

Craig Macnab, Chief Executive Officer and President, commented, “We are making significant progress toward our goal of reducing overall expenses. We were also gratified with the strong response to our $150 million ten-year unsecured notes offering, which we successfully completed in June. This lowered our cost of capital and reduced our exposure to floating interest rates. We continue to be cautious and disciplined on the acquisition front; however, we are encouraged about the outlook for the second half of the year as we focus on a broader variety of retail opportunities.”

Commercial Net Lease Realty invests in high quality, single-tenant retail and office properties subject generally to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, Eckerd, OfficeMax, Wal-Mart and the United States of America. The Company currently owns 344 properties held for investment in 38 states with a gross leasable area of approximately 8.0 million square feet. These properties are leased to 137 corporations in 52 industrial classifications.

Commercial Net Lease Realty Services, Inc. (“Services”) is included in the consolidated financial statements due to the implementation of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.” The prior period comparable condensed consolidated financial statements have been restated to show Services consolidated in all periods. The adoption of this interpretation did not have a significant impact on the financial position or results of operations of the Company.

Management will hold a conference call on July 28, 2004 at 11:00 am EDT to review the Company’s results. The call can be accessed on the Company’s web site live at http://www.cnlreit.com. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site. In addition, the Company will post a summary of any earnings guidance given on the call to the Company’s website.

Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Funds from Operations, commonly referred to as FFO, is a relative non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. For purposes of the Company, FFO is net earnings excluding depreciation, gains and losses on the disposition of real estate, and the Company’s share of these items from the Company’s unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance. FFO does not necessarily represent cash provided by operating activities in accordance with accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs

The Company has determined that there are earnings from discontinued operations in each of its segments, real estate held for investment and real estate held for sale. All property dispositions from the Company’s held for investment segment are classified as discontinued operations. In addition, certain properties in the Company’s held for sale segment that have generated revenues before disposition are to be classified as discontinued operations. These held for sale properties have not historically been classified as discontinued operations, prior period comparable condensed consolidated financial statements have been restated to include these properties in its earnings from discontinued operations. These adjustments resulted in a decrease in the Company’s reported total revenues and total and per share income from continuing operations and an increase in the Company’s income from discontinued operations.  However, the Company’s total and per share FFO and net income available to common stockholders is not affected.

Commercial Net Lease Realty, Inc. (in thousands, except per share data)
Income Statement Summary	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Rental and earned income	$28,309	$21,110	$54,997	$42,472
Real estate expense reimbursement from tenants	1,329	281	3,031	960
Contingent rental income	90	100	420	402
Gain on disposition of real estate held for sale	1,744	2,778	1,823	2,829
Interest income from real estate transactions	1,788	169	3,498	343

	33,260	24,438	63,769	47,006

Operating expenses:
General and administrative	5,399	5,328	11,307	9,831
Real estate	3,280	551	6,256	1,532
Depreciation and amortization	4,238	3,072	8,444	5,938

	12,917	8,951	26,007	17,301

Other expenses (revenues):
Interest and other income	(789)	(1,338)	(1,869)	(2,208)
Interest expense	7,746	6,836	15,208	13,228
Dissenting shareholders' settlement	-	-	-	2,413
Transition costs	3,200	-	3,200	-

	10,157	5,498	16,539	13,433

Provision for income tax benefit	371	298	1,257	1,064
Minority interest	11	(17)	61	1
Equity in earnings of unconsolidated affiliates	1,286	862	2,539	1,882

Earnings from continuing operations	11,854	11,132	25,080	19,219

Earnings from discontinued operations:
Real estate, held for investment	676	477	1,467	1,651
Real estate, held for sale	205	735	2,456	1,628

	881	1,212	3,923	3,279

Net earnings	12,735	12,344	29,003	22,498
Series A preferred dividends	(1,002)	(1,002)	(2,004)	(2,003)
Series B convertible preferred dividends	(419)	-	(838)	-

Net earnings available to common shareholders	$11,314	$11,342	$26,161	$20,495

Weighted average common shares outstanding:
Basic	51,479	40,445	51,107	40,428

Diluted	51,768	40,751	51,414	40,661

Net earnings per share available to common stockholders:
Basic:
Continuing operations	$0.20	$0.25	$0.43	$0.43
Discontinued operations	0.02	0.03	0.08	0.08

Net earnings	$0.22	$0.28	$0.51	$0.51

Diluted:
Continuing operations	$0.20	$0.25	$0.43	$0.42
Discontinued operations	0.02	0.03	0.08	0.08

Net earnings	$0.22	$0.28	$0.51	$0.50

Commercial Net Lease Realty, Inc. (in thousands, except per share data)
	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Reconciliation of funds from operations:
Net earnings available to common shareholders	$11,314	$11,342	$26,161	$20,495
Real estate depreciation and amortization:
Continuing operations	3,774	2,520	7,528	4,978
Discontinued operations	26	105	86	223
Partnership real estate depreciation	154	171	313	335
Loss (gain) on disposition of real estate held for
investment from discontinued operations	(459)	353	(885)	284

Funds from operations	$14,809	$14,491	$33,203	$26,315

Funds from operations per share:
Basic	$0.29	$0.36	$0.65	$0.65

Diluted	$0.29	$0.36	$0.65	$0.65

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) the Company has classified its ten and nine investment assets sold during 2004 and 2003, respectively, as discontinued operations. All real estate held for investment sold subsequent to December 31, 2001, the effective date of SFAS No. 144, have been classified to discontinued operations. The following is a summary of earnings from discontinued operations from real estate held for investment.

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Rental and earned income	$206	$909	$536	$2,058
Other income	46	36	143	127

	252	945	679	2,185

Expenses:
General and administrative	1	7	3	11
Real estate	8	3	8	16
Depreciation and amortization	26	105	86	223

	35	115	97	250

Gain (loss) on disposition of real estate	459	(353)	885	(284)

Earnings from discontinued operations from real estate
held for investment	$676	$477	$1,467	$1,651

Commercial Net Lease Realty, Inc. (in thousands, except per share data)
The Company has classified its three and eight held for sale assets sold during 2004 and 2003, respectively, as discontinued operations. In addition, the Company has classified its nine properties that are currently held for sale and generating rental revenues as discontinued operations. The Company has reclassified all held for sale properties that have generated rental revenue before disposition which were sold subsequent to December 31, 2001, the effective date of SFAS No. 144, to discontinued operations. The following is a summary of earnings from discontinued operations from real estate held for sale.

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Rental and earned income	$627	$706	$1,145	$1,465
Gain on disposition or real estate held for sale	-	643	3,300	1,575
Other income	55	19	174	20

	682	1,368	4,619	3,060

Expenses:
General and administrative	-	-	3	2
Real estate	124	11	161	12
Interest	227	74	496	205
Depreciation and amortization	-	98	-	216

	351	183	660	435

Provision for income taxes	(126)	(450)	(1,503)	(997)

Earnings from discontinued operations from real estate held for sale	$205	$735	$2,456	$1,628

Commercial Net Lease Realty, Inc. (in thousands)
Balance Sheet Summary	June 30, 2004	December 31, 2003
Assets:
Cash and cash equivalents	$10,105	$5,335
Receivables, net of allowance	3,641	4,740
Mortgages, notes and accrued interest receivable, net of allowance	63,226	68,423
Line of credit, note and accrued interest receivable from related party	29,265	16,530
Investments in and other receivables from unconsolidated affiliates	34,092	39,606
Real estate, held for investment:
Accounted for using the operating method, net of accumulated depreciation and amortization	945,636	887,124
Accounted for using the direct financing method	106,309	102,970
Real estate, held for sale	75,344	45,822
Accrued rental income, net of allowance	28,234	25,322
Other assets	19,803	17,906

Total assets	$1,315,655	$1,213,778

Liabilities and stockholders’ equity:
Current liabilities	$18,270	$15,328
Line of credit payable	37,300	27,800
Mortgages payable	164,032	149,861
Notes payable	343,241	289,758
Minority interest	314	277
Stockholders’ equity	752,498	730,754

Total liabilities and equity	$1,315,655	$1,213,778

Common shares outstanding	51,803	50,002

Commercial Net Lease Realty, Inc. Properties Held for Investment

Top 20 Tenants (based on current annual base rent as of June 30, 2004)
	Tenant	% of Total		Tenant	% of Total
1.	United States of America	16.5%	11.	Food 4 Less	1.4%
2.	Eckerd	10.9%	12.	The Good Guys	1.4%
3.	Best Buy	5.3%	13.	Havertys Furniture	1.4%
4.	OfficeMax	4.5%	14.	Dick's Sporting Goods	1.2%
5.	Barnes & Noble	4.3%	15.	Reliable	1.2%
6.	The Sports Authority	3.2%	16.	Target	1.2%
7.	Academy	3.2%	17.	Kash N' Karry	1.1%
8.	Borders Books	2.8%	18.	Winn-Dixie	1.1%
9.	Jared Jewelers	1.7%	19.	Lowe's	1.1%
10.	Bed Bath & Beyond	1.6%	20.	Bennigan's	1.1%

Top 20 States (based on current annual base rent as of June 30, 2004)
	State	% of Total		State	% of Total
1.	Virginia	21.2%	6.	Missouri	3.2%
2.	Florida	15.2%	7.	New Jersey	3.0%
3.	Texas	13.4%	8.	Ohio	2.9%
4.	California	7.6%	9.	Maryland	2.9%
5.	Georgia	4.6%	10.	Tennessee	2.8%

Lease Expirations (based on current annual base rent as of June 30, 2004)

	# of Properties	% of Total		# of Properties	% of Total
2004	1	0.1%	2010	15	4.1%
2005	2	0.2%	2011	14	3.1%
2006	6	1.5%	2012	18	5.0%
2007	17	2.1%	2013	28	7.0%
2008	21	3.6%	2014	34	24.7%
2009	19	3.3%	Thereafter	159	45.3%